Exhibit 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Reports First Quarter 2006 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net loss of $2.9 million for the first quarter ended March 31, 2006. This compared to a net loss of $11.6 million for the fourth quarter ended December 31, 2005 and a net profit of $0.7 million for the first quarter ended March 31, 2005. Total net sales for the first quarter ended March 31, 2006 were $140.1 million, up 10.8% and 9.0% when compared to net sales for the fourth quarter ended December 31, 2005 of $126.4 million and net sales of $128.5 million for the first quarter ended March 31, 2005, respectively.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated, “While we are disappointed that we did not return to profitability in the first quarter, we are very encouraged by the significant improvement in our operating cash flow, which resulted from improved pricing for our products, exceptionally strong productivity and some moderation in input costs. High energy costs, however, continue to be an area of concern.”

Key Business Highlights

•                 The uncoated paper market strengthened in the first quarter ended March 31, 2006. Shipments in the first quarter ended March 31, 2006 exceeded fourth quarter ended December 31, 2005 by 2,733 tons or 4.0%. First quarter ended March 31, 2006 average pricing for uncoated paper grades increased 4.7% when compared to pricing for the fourth quarter ended December 31, 2005. Pricing in the second quarter ending June 30, 2006 is projected to increase over the average pricing for the first quarter ended March 31, 2006 due to price increases implemented on March 27, 2006. This increase included $60 per ton for white wove envelope, offset, reply card, multipurpose and tablet grades and $40 per ton for envelope kraft.

•                  Shipments in the packaging segment for the first quarter ended March 31, 2006 totaled 68,596 tons, which was 10.5% above the fourth quarter ended December 31, 2005. This increase reflected strong shipments of the Company’s non-converted coated board grades from 27,585 tons to 35,781 tons. Pricing in the first quarter ended March 31, 2006 for the Company’s non-converted coated board grades was 7.1% higher than pricing recorded in the fourth quarter ended December 31, 2005. The Company’s carton pricing was up 1.6% in the first quarter ended March 31, 2006 when compared to pricing in the fourth quarter ended December 31, 2005.

•                  In the first quarter ended March 31, 2006, raw material costs compared to fourth quarter ended December 31, 2005 were flat. However, the Company received moderate cost decreases toward the end of the first quarter for low density polyethylene, wood chips and caustic soda. Energy costs were up in the first quarter ended March 31, 2006 due primarily to contractual increases for coal that were effective January 1, 2006. Transportation costs were down approximately $1.2 million in the first quarter ended March 31, 2006 compared to the fourth quarter ended December 31, 2005. This was primarily due to a reduction in accessorial charges that were at all time highs immediately following the Gulf Coast hurricanes in the third quarter ended September 30, 2005.

•                  The Canton mill conducted a planned hardwood pulp mill outage in the fourth quarter ended December 31, 2005. The planned outage had a negative impact on fourth quarter earnings of approximately $3.1 million. There was not a corresponding outage in the first quarter ended March 31, 2006. The Canton mill is scheduled to have a pine pulp mill outage in the second quarter ending June 30, 2006.

The Company defines EBITDA as net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for certain unusual and non-cash items. EBITDA and Adjusted EBITDA are non-GAAP measures. The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the Company’s operating performance and as measures of the ability of the business to generate cash. These measures should not be considered in isolation or as an alternative to net income in measuring operating performance or as an alternative to cash flows from operations in measuring its liquidity. EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three-month period ended March 31, 2006 was $6.5 million compared to Adjusted EBITDA of a negative $4.3 million for the three-month period ended December 31, 2005.

ADJUSTED EBITDA — RECONCILIATION OF NON-GAAP MEASURES ($000)

		Three-Months Ended
		March 31, 2006	December 31, 2005
Net Loss		$(2,896)	$(11,596)

Income taxes		―	―
Interest expense		4,475	4,431
Depreciation expense		3,662	3,967
Amortization expense		370	360

EBITDA		5,611	(2,838)

ESOP expense	(A)	1,116	(428)
Flood impact	(B)	(189)	(692)
Bad debt expense	(C)	―	36
Gain on asset sales	(D)	―	(380)

Adjusted EBITDA		$6,538	$(4,302)

(A)                  ESOP expense is a non-cash labor expense the Company incurs each year in connection with the Employee Stock Ownership Plan of the Company’s parent. The adjustment for the three-month period ended December 31, 2005 reflects an adjustment to account for a decrease in the valuation of the 2005 share price.

(B)                    Flood impact from Hurricanes Frances and Ivan reflects the losses associated with property damage, repairs and maintenance plus business interruption, offset by insurance recoveries booked and funds received from the state and federal government.

(C)                    Reflects bad debt expenses.

(D)                   Reflects a gain on the sale of equipment or other operating assets sold during the period.

For additional information, please refer to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause our actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for our products, and the success of various cost-savings initiatives. These and other risks are more fully discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2005.

Condensed Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash	$1,396	$2,110
Accounts receivable, net of allowance for doubtful accounts and discounts of $1,213 and $2,298 in 2006 and 2005, respectively	58,174	56,002
Inventories	51,353	53,988
Prepaid expenses	1,290	1,029
Insurance proceeds receivable	291	291
Income tax receivable	50	50
Deferred tax asset	4,190	4,448
Total current assets	116,744	117,918
Property, plant, and equipment, net of accumulated depreciation of $108,915 and $105,253 in 2006 and 2005, respectively	188,935	190,463
Deferred financing costs, net	4,738	5,108
Other assets	200	193
Total assets	$310,617	$313,682

Liabilities and Stockholder’s Equity (Deficit)
Current liabilities:
Current portion of senior debt	$42	$41
Current portion of capital lease obligation	566	595
Accounts payable	45,858	48,917
Accrued expenses and other current liabilities	28,614	33,987
Interest payable	5,579	1,875
Total current liabilities	80,659	85,415
Senior debt, net of current portion	162,513	159,749
Parent Pay-In-Kind (PIK) Senior Subordinated Note	44,425	44,425
Capital lease obligations	847	979
Pension and postretirement benefits	23,379	22,678
Deferred tax liability	4,190	4,448
Other liabilities	1,118	730
Total liabilities	317,131	318,424
Obligation to redeem ESOP shares	28,829	27,716
Obligation to redeem restricted stock units of Parent	1,643	1,631
Commitments and contingencies (See notes)
Stockholder’s equity:
Common stock (par value $0.01, 1000 shares authorized and outstanding in 2006 and 2005, respectively)	—	—
Additional paid-in capital	64,111	64,121
Accumulated deficit	(88,950)	(86,054)
Unearned compensation	(13)	(25)
Accumulated other comprehensive loss	(4,183)	(4,183)
	(29,035)	(26,141)
Receivable from Parent	(7,951)	(7,948)
Total stockholder’s equity (deficit)	(36,986)	(34,089)
Total liabilities and stockholder’s equity (deficit)	$310,617	$313,682

BLUE RIDGE PAPER PRODUCTS INC.
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005
Net sales	$140,107	$128,547
Cost of goods sold:
Cost of goods sold, excluding depreciation and amortization, flood-related loss and repairs and insurance recoveries	127,801	113,195
Depreciation and amortization	3,604	3,904
Flood-related loss and repairs	—	848
Insurance recoveries	—	(100)
Gross profit	8,702	10,700
Selling, general and administrative expenses	5,789	5,147
Depreciation and amortization	58	436
Insurance recoveries	—	(23)
ESOP expense	1,116	1,631
Profit-sharing expense	—	80
Operating profit	1,739	3,429
Other income (expense):
Interest expense, excluding amortization
of deferred financing costs	(4,475)	(4,258)
Amortization of deferred financing costs	(370)	(332)
Government grant income	206	1,878
Gain on equity method investment	4	—
	(4,635)	(2,712)
Profit (loss) before income taxes	(2,896)	717
Income tax	—	—
Net income (loss)	$(2,896)	$717

BLUE RIDGE PAPER PRODUCTS INC.
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2006 and 2005
(Dollars in thousands)
(unaudited)

	2006	2005
Cash flows from operating activities:
Net income (loss)	$(2,896)	$717
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,662	4,340
Compensation expense for Parent restricted stock	13	76
Amortization of deferred financing costs	370	332
ESOP expense	1,116	1,631
Parent PIK Senior Subordinated Note for interest	1,000	915
Changes in operating assets and liabilities:
Accounts receivable, net	(2,172)	(10,558)
Inventories	2,635	(3,201)
Prepaid expenses	(261)	459
Insurance proceeds receivable	—	4,439
Income tax receivable	—	21
Accounts payable	(4,247)	(10,664)
Accrued expenses and other current liabilities	(5,373)	(2,668)
Interest payable	2,704	2,820
Pension and postretirement benefits	701	643
Other assets and liabilities	379	(126)
Net cash used in operating activities	(2,369)	(10,824)
Cash flows used in investing activities:
Additions to property, plant, and equipment	(2,134)	(2,020)
Net cash used in investing activities	(2,134)	(2,020)
Cash flows from financing activities:
Repurchase of Parent common and preferred stock	(3)	(3)
Proceeds from borrowings under line of credit	39,701	54,050
Repayment of borrowings under line of credit	(36,926)	(41,175)
Repayments of long-term debt and capital lease obligations	(171)	(147)
Other financing activities	1,188	—
Net cash provided by financing activities	3,789	12,725
Net decrease in cash	(714)	(119)
Cash, beginning of period	2,110	2,466
Cash, end of period	$1,396	$2,347
Supplemental disclosures of cash flow information:
Cash paid for interest, including capitalized interest of $217 and $79 in 2006 and 2005, respectively	$896	$614
Noncash investing and financing activities:
Issuance of restricted stock units	—	339